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                EXCERPT OF MINUTES OF MEETING
       EXECUTIVE COMPENSATION & DEVELOPMENT COMMITTEE
                     FEBRUARY 27, 1997



 . . . .

After ten years of operation, management recommends the termination of the Searle Phantom Stock Option Plan in light of the new organization structure designed to spin off the chemicals business and create a life sciences organization of which Searle will be a part. To terminate the plan for the 223 participants, management recommends cash awards for the embedded value up to $56 per option, and the grant of Monsanto Stock Options (approximately 2.5 million options) for the value from $56 to $60.

 . . . . .


The Committee, after discussion and unanimous consent, approved the termination of the Searle Phantom Stock Option Plan, and the cash awards and grant of Monsanto Stock Options as outlined in
Exhibit I.

 . . . .